SEVENTH AMENDMENT TO
                             THE COASTAL CORPORATION
                          SECOND MASTER TRUST AGREEMENT

     THIS AMENDMENT is made as of May 2, 1997, by and between The Coastal Corporation, a Delaware corporation (the "Company") and the individuals who have executed this Amendment as Trustees (individually, a "Trustee," and collectively the "Trustees").

                                 W I T N E S S:

     WHEREAS, the Company and certain individual Trustees entered into a Second Master Trust Agreement (the "Second Master Trust Agreement") dated as of July 19, 1983 with respect to a trust known as "The Coastal Corporation Second Pension Trust" (the "Trust") (defined terms used herein have the meanings ascribed by the Second Master Trust Agreement) ; and

     WHEREAS, pursuant to Section 3 of the Second Master Trust Agreement, the trust fund shall be invested and reinvested in common stock of the Company; and

     WHEREAS, the Company desires to amend Section 3 to provide additional investment options for the Trust; and

     WHEREAS, the Company desires to appoint Messrs. Coby C. Hesse, Donald H. Gullquist and Carl A. Corrallo to serve as Trustees in place of Messrs. M. Truman Arnold, Ronald A. Brownlee and Daniel J. Daly, Jr.; and

     WHEREAS, Messrs. Coby C. Hesse, Donald H. Gullquist and Carl A. Corrallo, by execution of this Amendment, accept their appointments as successor Trustees of the Trust as of May 2, 1997; and

     WHEREAS, pursuant to Section 12, the Company may amend the Second Master Trust Agreement "by written agreement with the Trustees;"

     NOW, THEREFORE, the Second Master Trust Agreement is amended pursuant to
Section 12 in the following respects:

1. Section 3 of the Second Master Trust Agreement is hereby amended in its entirety to read as follows:

          "3.   The Trustees shall invest and reinvest the Fund as provided herein, and keep the Fund invested, without distinction between corpus and income, in:

               A. common stock of the Company ("Common Stock"), and shall accept contributions in the form of Common Stock (if any contribution to the Fund is received from the Company in the form of treasury shares or authorized but previously unissued shares of Common Stock); provided, however, that the Company shall inform the Trustees periodically, or at their request, of the aggregate market value of plan assets and the market value, if any, of Common Stock held by the Master Trust, and in no event shall the Trustees make any purchases of Common Stock or accept any contribution in the form of Common Stock if and to the extent that the then aggregate market value of Common Stock held pursuant to the Fund and the Master Trust would exceed ten percent (10%) of the then aggregate market value of the assets of the Master Trust plus the Fund;

               B. the securities, including stock, bonds and other evidences of indebtedness, and including venture capital investments, determined to be prudent and otherwise in conformance with applicable laws and regulations governing pension fund investments (collectively "Securities") of any company other than the Company, provided , however, in no event shall the Trustees purchase Securities to the extent that the then aggregate market



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               value of Securities held pursuant to the Fund and the Master
               Trust would exceed five percent (5%) of the then aggregate market value of the assets of the Master Trust plus the Fund.

               Notwithstanding anything in this Agreement to the contrary, pending the investment of the Fund or pending any payment or distribution from the Fund as provided in this Agreement, the Trustees may temporarily invest all or any part of the Fund in interest-bearing accounts or commingled accounts maintained by a bank or banks, or in such short-term debt instruments as they, in their sole discretion, deem appropriate, or in any regulated fund invested in short-term debt instruments."

2. Except for the preceding, all of the terms of the Second Master Trust Agreement, as amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company through its duly authorized officer, and the Trustees have executed this Amendment and the Company has caused its corporate seal to be affixed hereto and attested as of the date indicated above and the provisions of this Amendment shall be effective as of the date indicated above, unless otherwise stated herein or required by law.


ATTEST:                                     THE COASTAL CORPORATION


_______________________________             By:  ______________________________




                                            TRUSTEES:


                                            ___________________________________
                                            Coby C. Hesse


                                            ___________________________________
                                            Donald H. Gullquist


                                            ___________________________________
                                            Carl A. Corrallo


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